As filed with the Securities and Exchange Commission on May 13, 2014.

Registration No. 333-195415

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ulthera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3845	20-4096233
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1840 South Stapley Drive, Suite 200

Mesa, Arizona 85204

(480) 619-4069

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Matthew E. Likens

President and Chief Executive Officer

Ulthera, Inc.

1840 South Stapley Drive, Suite 200

Mesa, Arizona 85204

(480) 619-4069

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq. Kathleen M. Wells, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Telephone: (650) 752-2000 Facsimile: (650) 752-2111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to Form S-1 Registration Statement (Registration No. 333-195415) of Ulthera, Inc. is being filed solely to include exhibits to the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee.

Item	Amount to be paid
SEC registration fee		$11,109
FINRA filing fee		$13,438
The NASDAQ Global Market listing fee			*

Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue sky, qualification fees and expenses			*
Transfer agent fees and expenses			*
Miscellaneous expenses			*

Total	$		*

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since January 1, 2011, which were not registered under the Securities Act.

1.	In January 2011, we issued an aggregate of 16,030,250 shares of our Series C preferred stock at a price per share of $0.6589 to 12 accredited investors.

2.	In February 2011, we issued an aggregate of 75,884 shares of our Series C preferred stock at a price per share of $0.6589 to 1 accredited investor.

3.	We granted stock options and stock awards to employees, directors and consultants under our 2008 Omnibus Stock and Incentive Plan covering an aggregate of 7,166,802 shares of common stock, at a weighted-average average exercise price of $0.36 per share. Of these, options covering an aggregate of 637,397 shares were cancelled without being exercised.

4.	We sold an aggregate of 5,582,923 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of $832,551 upon the exercise of stock options and stock awards.

The sale and issuance of securities in the transactions described in paragraphs (1) and (2) above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities in these transactions represented that they were accredited investors as defined under the Securities Act. The purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information, and appropriate legends were affixed to the stock certificates issued in such transactions.

The sales and issuances of securities in the transactions described in paragraphs (3) and (4) above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) thereof in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)	Financial statement schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mesa, Arizona, on May 13, 2014.

ULTHERA, INC.

By:	/s/ Gregory D. Waller
Gregory D. Waller Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Matthew E. Likens Matthew E. Likens	Director, President and Chief Executive Officer (Principal Executive Officer)	May 13, 2014

/s/ Gregory D. Waller Gregory D. Waller	Chief Financial Officer (Principal Financial Officer)	May 13, 2014

/s/ Kelley Walsh Kelley Walsh	Controller (Principal Accounting Officer)	May 13, 2014

* Robert F. Byrnes	Chairman of the Board	May 13, 2014

* Ryan Drant	Director	May 13, 2014

* Beverly Huss	Director	May 13, 2014

* Justin Klein, M.D., J.D.	Director	May 13, 2014

* Marshall L. Mohr	Director	May 13, 2014

* Ford David Porter	Director	May 13, 2014

* Michael H. Slayton, Ph.D.	Director	May 13, 2014

*By:	/s/ Gregory D. Waller
Gregory D. Waller Attorney-in-Fact

Exhibit Index

Exhibit number	Description

1.1*	Form of Underwriting Agreement.

2.1+	Agreement and Plan of Merger, dated as of January 22, 2014, by and among Ulthera, Inc., Gemstone Merger Corporation, Cabochon Aesthetics, Inc. and Ben Brian, as Stockholders’ Representative.

3.1+	Amended and Restated Certificate of Incorporation, as amended, currently in effect.

3.2+	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.

3.3+	Bylaws, currently in effect.

3.4+	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering.

4.1	Reference is made to Exhibits 3.1 through 3.4.

4.2+	Form of Common Stock Certificate.

4.3+	Second Amended and Restated Registration Rights Agreement, dated as of January 25, 2011, between Ulthera, Inc. and certain of its stockholders.

4.4+	Stockholders Agreement, dated as of January 25, 2011, between Ulthera, Inc. and certain of its stockholders.

4.5+	Warrant to Purchase Stock, dated as of December 16, 2009, between Ulthera, Inc. and Silicon Valley Bank.

4.6+	Amendment to Warrant, dated as of January 24, 2014, between Ulthera, Inc. and SVB Financial Group.

5.1+	Opinion of Latham & Watkins LLP.

10.1†	Third Amended and Restated License and Development Agreement, effective as of August 26, 2013, among Ulthera, Inc., Guided Therapy Systems, LLC and Ardent Sound, Inc.

10.2†	Manufacturing Services Agreement, dated as of December 22, 2011, between Ulthera, Inc. and Jabil Circuit, Inc.

10.3†	Letter Agreement Re: Jabil’s Transfer of Manufacturing Facility of Ulthera Products, effective January 16, 2014, between Ulthera, Inc. and Jabil Circuit, Inc.

10.4†	Manufacturing Agreement, dated as of January 2, 2014, between Ulthera, Inc. and BIT Group Inc.

10.5+	Second Amended and Restated Loan and Security Agreement, dated as of January 24, 2014, between Ulthera, Inc. and Silicon Valley Bank.

10.6+	Irrevocable Standby Letter of Credit No. SVBSF007592, dated as of June 28, 2012, between Ulthera, Inc. and Silicon Valley Bank.

10.7+	Office Lease, effective July 10, 2012, by and between DAZ3-Stapley, L.L.C. and Ulthera, Inc.

10.8#+	Amended and Restated 2008 Omnibus Stock and Incentive Plan.

10.9#+	2014 Equity Incentive Award Plan.

10.10#+	Form of Indemnification Agreement for directors and executive officers.

10.11#+	Amended and Restated Employment Agreement, effective as of May 12, 2014, between Ulthera, Inc. and Matthew E. Likens.

10.12#+	Employment Agreement, effective as of October 3, 2011, between Ulthera, Inc. and Gregory D. Waller.

10.13#+	Employment Agreement, effective as of October 2, 2006, between Ulthera, Inc. and James G. Atkinson.

Exhibit number	Description

10.14#+	Confidential Transition and Separation Agreement, effective as of April 8, 2014, between Ulthera, Inc. and James Atkinson.

10.15#+	2014 Employee Stock Purchase Plan.

10.16#+	Executive Change in Control and Severance Plan, effective as of April 25, 2014.

10.17#+	Non-Employee Director Compensation Program.

23.1+	Consent of Deloitte & Touche LLP.

23.2+	Consent of Armanino LLP.

23.3+	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1+	Power of Attorney.

*	To be filed by amendment.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
#	Indicates management contract or compensatory plan.
+	Previously filed.